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                                                                  EXHIBIT 8

                                                             CONFORMED COPY
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                [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP LETTERHEAD]

                                    January 5, 1998


Universal Outdoor Holdings, Inc.
311 South Wacker Drive
Suite 6400
Chicago, Illinois 60606


Dear Ladies and Gentlemen:


      You have requested our opinion regarding the discussion of the material U.S. federal income tax consequences under the headings "SUMMARY - Certain U.S. Federal Income Tax Consequences" and "THE MERGER - Certain U.S. Federal Income Tax Consequences" in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") which will be included in the Registration Statement on Form S-4 (the "Registration Statement") filed by Clear Channel
Communications, Inc. ("Clear Channel") on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Proxy Statement/Prospectus relates to the proposed merger of UH Merger Sub, Inc. ("Merger Sub"), a newly-formed, wholly-owned subsidiary of Clear Channel with and into Universal Outdoor Holdings, Inc. ("Universal"), pursuant to an Agreement and Plan of Merger dated as of October 23, 1997 (the "Merger Agreement") among Clear Channel, Merger Sub and Universal. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

      We have reviewed the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate as a basis for our opinion described therein, and have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant all as in effect on the date hereof. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusions.

      Based upon the foregoing, it is our opinion that the statements made under the headings "SUMMARY - Certain U.S. Federal Income Tax Consequences" and "THE MERGER - Certain U.S. Federal Income Tax Consequences" in the Proxy Statement/Prospectus, to the extent that they constitute matters of law or legal conclusions, are correct in all material respects.

      In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the heading "LEGAL OPINIONS" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

                                 Very truly yours,

                                  /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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                                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP